Contract Number: 2010A517

Exhibit 4.105

Power Purchase And Sale Contract

Power Seller:

Sichuan Huabang Hydroelectric Development Co., Ltd.

Power Purchaser:

Sichuan Cangxi Power Supply Co., ltd.

Signing Place: Sichuan Cangxi Power Supply Co., Ltd.

Signing Date: May 17, 2010

Contract Number: 2010A517

CONTENTS

Chapter I	Definition and interpretation	4

Chapter II	Representation of both parties	6

Chapter III	Obligations of both parties	6

Chapter IV	Purchase and sale of the power	7

Chapter V	On grid tariff	7

Chapter VI	Power metering	8

Chapter VII	Power output calculation	10

Chapter VIII	Settlement and payment of electricity fees	11

Chapter IX	Liability for breach of contract	12

Chapter X	Effectiveness and term	13

Chapter XI	Applicable law	13

Chapter XII	Amendment, transfer and termination of this contract	13

Chapter XIII	Dispute resolution	14

Chapter XIV	Miscellaneous	14

Appendix: Power Supply Circuit and Property Rights Demarcation Diagram		17

Contract Number: 2010A517

Power Purchase and Sale Contract

This Power Purchase and Sale Contract (the “Contract”) is entered into by and between the two parties set forth below:

Power Purchaser:     Sichuan Cangxi Power Supply Co., Ltd., a power supply enterprise, registered with the Administration for Industry and Commerce of Cangxi County.

Tax Registration Number:     510824206100402

Legal Address:     No.15 Renmin West Road, Lingjiang Town, Cangxi County

Person In Charge: Yan Hong

Power Seller:     Sichuan Huabang Hydroelectric Development Co., Ltd., a power generation enterprise with the legal person status registered with the Administration for Industry and Commerce of Sichuan Province.

Tax registration number:      510824660270321

Legal Address:          Huifeng Garden, Binjiang Road, Cangxi County

Legal Representative:        John Kuhns.

The information regarding the contact and address and account opening bank provided by both Parties to this Contract are as follows:

Name of the Power Purchaser:	Sichuan Cangxi Power Supply Co., Ltd.

Telephone Number:	5222084

Facsimile:	5222084

Zip Code:	628400

Mail Address:	No.15 Renmin West Road, Lingjiang Town, Cangxi County

Name for the Account Opening:	Sichuan Cangxi Power Supply Co., Ltd.

Account Opening Bank:	Agricultural Bank of China, Cangxi County Renmin Zhonglu Sub-branch

Account Number:	286701040000315

Name of the Power Seller:	Sichuan Huabang Hydroelectric Development Co., Ltd.

Telephone Number:	5285468

Facsimile:	5285468

Zip Code:	628400

Mail Address:	Huifeng Garden, Binjiang Road, Cangxi County

Name for the Account Opening:	Sichuan Huabang Hydroelectric Development Co., Ltd.

Account Opening Bank:	Agricultural Bank of China, Cangxi Sub-branch

Account Number:	286101040003320

WHEREAS:

(1)

The Power Seller owns, operates and manages the Cangxi Liyuantan Hydropower Station over the Donghe River, the branch river of Jialingjiang River, which is located at Renhe Village, Zhongtu Township, Cangxi County, Sichuan Province, with a total installed capacity of 12MW (the “Power Plant”);

(2)	The Power Plant has been connected to the grid operated and managed by the Power Purchaser.

After friendly consultations and on the principles of equality, willingness and good faith, the Power Purchaser and the Power Seller have entered into this Contract in accordance with the Contract Law of the People’s Republic of China, the Power Law of the People’s Republic of China, the Administration Regulations on the Dispatching of Power Grid and other national laws and regulations.

Chapter I Definition and interpretation

1.1	Unless otherwise required by the context, the terms used in this Contract shall have the meanings set forth as follows:

1.1.1

“Power Plant” refers to the power generation facilities and all its auxiliary facilities extending to the property demarcation point over the Donghe River, the branch river of Jialingjiang River, which is owned and operated and managed by the Power Seller and located in Renhe Village, Zhongtu Township, Cangxi County, Sichuan Province, with a total installed capacity of 12 MW (six generator units, respectively referring to No.1, No.2, No.3, No.4, No.5 and No.6, each with the capacity of 2 MW).

1.1.2

“Actual Annual Grid-connected Power Output” refers to the annual power output transmitted to the Power Purchaser by the Power Seller at the Metering Point, and the metering unit for the power output shall be kwh.

1.1.3	“The Power Purchaser’s Reason” refers to the requirement and liability of the Power Purchaser, including the liability for the enlargement of the accidents, which shall be assumed by the Power Purchaser, due to the non-implementation of the relevant national regulations and standards and etc. by the Power Purchaser.

1.1.4

“The Power Seller’s Reason” refers to the requirement and liability of the Power Seller, including the liability for the enlargement of the accidents, which shall be undertaken by the Power Seller, due to the non-implementation of the relevant national regulations and standards and etc. by the Power Seller.

1.1.5	“Grid-connection Point” refers to the electric connection point connecting the Power Plant owned and operated by the Power Seller and the grid managed by the Power Purchaser.

1.1.6

“Metering Point” refers to the point indicated in Appendix II, which is for the installation of the power output metering devices. Generally, the Metering Point is installed on the property demarcation point of the Power Purchaser and Power Seller; in the event that the power output metering devices could not be installed on the property demarcation point, the installation location shall be selected through consultations between the Power Purchaser and Power Seller.

1.1.7

“Emergency” refers to the accidents occurred to the grid or material accidents to the power generation and supply facilities, such as frequency or voltage of grid over the regulated scope, the loading of the transmission and transformation equipment over the regulated value, the power of the main line over the regulated stability limitation and other operation conditions that could threaten the safety and stability of the grid operation, lead to a break-down of the grid and a large area power-cut, etc.

1.1.8

“Force Majeure” refers to any objective circumstance which cannot be foreseen, avoided and overcome, including volcano eruption, tornado, snowstorm, mudslide, landslide, flood, fire, the input water volume below the designed standard, and earthquake, typhoon, thunder and lightening, fog flash, icing flashover and ice coating, etc., which exceed the designed standards, and nuclear radiation, war, plague, riot, etc.

1.2	Interpretation

1.2.1	The Appendices hereto shall have the same legal effect as the text of this Contract.

1.2.2

This Contract shall be binding on the legal successor or assignee of any Party to this Contact, unless otherwise agreed by the Power Purchaser and Power Seller. In case of the occurrence of the circumstance provided in this Article, relevant obligator shall fulfill the requisite notification obligation and complete procedures required by laws and regulations.

1.2.3	References to “Date”, “Month” and “Year”, unless otherwise required by the context, shall be considered as the Date, Month and Year in Gregorian calendar.

1.2.4	References to “include (including)” shall mean “include without limitation”.

Chapter II Representations of both parties

Any Party to this Contract hereby represents to the other Party that:

2.1	It is an enterprise duly established and validly existing, and has the full right to execute and the ability to perform this Contract.

2.2

It has legally and effectively completed all requisite procedures for the execution and performance of this Contact (including the procurement of requisite governmental approvals, business license and power business operation permit, and etc.).

2.3

Upon the execution of this Contract, no judgment, award, ruling or specific administrative act has been produced by any court, arbitration institute, administrative authority or regulatory authority that is sufficient to have any material adverse effect on the performance of this Contract by any Party.

2.4

It has taken all necessary corporate action to authorize the execution of this Contract, and the signing person for this Contact shall be its legal representative or authorized representative. This Contract shall be binding on it upon it comes into effect.

Chapter III Obligations of both parties

3.1	The obligations of the Power Purchaser shall include:

3.1.1	To purchase the power energy from the Power Seller in accordance with the provisions set forth in this Contract.

3.1.2

To abide by the grid-connection and dispatching agreement entered into by and between the Power Purchaser and the Power Seller, to operate and maintain the relevant transformation and transmission facilities in accordance with the national and industry standards, and to ensure a safe, high quality and economic operation of the power system.

3.1.3

To carry out the power dispatching and information disclosure on the principle of publicity, justice and fairness in accordance with the relevant national regulations, and to provide the information regarding the electricity load, reserve capacity, the operation status of the transformation and transmission facilities and etc. for the implementation of this Contract.

3.1.4

To supply the Power Seller with the power needed for the restart of the power generator units in accordance with relevant national regulations or agreements entered into by and between the Power Seller and the Power Purchaser.

3.2	The obligations of the Power Seller shall include:

3.2.1	To supply the Power Purchaser with the power energy in compliance with the national and industry standards according to the provisions hereof.

3.2.2	To abide by the grid-connection and dispatching agreement entered into by and between the Power Purchaser and the Power Seller, and the unified power dispatching, to operate and maintain the Power Plant in accordance with the national and industry standards, and dispatching rules and regulations to ensure the safe operation of the power generator units, reach the requirements of the technical standards and regulations issued by the relevant departments of the State and maintain the safe, high quality and economy operation of the power system.

3.2.3	Not to supply the power to the end user directly or sell the power to other grids without the approval from the Power Purchaser.

Chapter IV Purchase and sale of the power

4.1

The daily on-grid loading curve shall be released by Cangxi Power Dispatching Center in light of the system loading condition. The power station owned by the Power Seller shall be operated in strict accordance with the released active loading voltage curve.

4.2	The on-grid power output of the Power Seller shall be checked by the Power Purchaser each day, and the electricity fees shall be settled by the power sales department on a monthly basis.

4.3

The on-grid power output supplied by the Power Seller, which is not in compliance with the relevant provisions stipulated in this Contract and the Grid-connection and Dispatching Agreement attached as the Appendix to this Contract, shall be considered as the un-qualified power output.

4.4	Allowance of the Deviation for the Actual Generated Power

During any period of time, the allowed deviation range between the actual generated power of the Power Plant and the power determined according to the planned daily power generation dispatching curve (including the temporarily adjusted curve) released by the power dispatching agency shall be from -2% to 2%.

Chapter V On-grid tariff

5.1	On-grid Tariff during the Business Operation Period

5.1.1

The on-grid tariff during the business operation period of the power generator units of the Power Plant owned by the Power Seller shall be measured and calculated by the Power Seller in accordance with the relevant national regulations, and carried out after the procurement of the approvals of the competent governmental authority in charge of the examination and approval of tariff.

Chapter VI Power metering

6.1	Grid-connection Point

The Grid-connection Point between the Power Seller, namely, Sichuan Huabang Hydroelectric Development Co., Ltd., and the Power Purchaser is located at the T connection point of 544 Lingjiao Line of 110KV Lingjiang Substation.

The temporary property demarcation point is located at the T connection point of 544 Lingjiao Line of 110KV Lingjiang Substation, the maintenance work of which shall be undertaken by the Power Seller and Power Purchaser in accordance with the temporary property demarcation point. The ownership of the equipments installed across the property demarcation point by the Power Seller or the Power Purchaser shall belong to the Party who installs equipments.

6.2	Metering Point

The Metering Point for the metering of the on-grid power output of the Power Seller and power output supplied by the Power Purchaser to the Power Seller shall be located at the following points (please refer to the Appendix hereto for detailed information):

(1)

The Metering Point for the on-grid power output of the Power Seller, namely, Sichuan Huabang Hydroelectric Development Co., Ltd., will be installed at the T connection point of the 544 Lingjiao Line of 110KV Lingjiang Substation of the Power Purchaser; in addition, two sets of metering devices with the no-load voltage ratio of the potential transformer being 110/0.1 and no-load voltage ratio of the current transformer being 150/5 and 75/5 respectively, will be installed at the above-mentioned points.

6.3	Power output metering devices and relevant facilities

6.3.1	The Power output metering devices shall include kilowatt-hour meter, potential transformer for metering usage, current transformer and secondary circuit, and power energy metering box/tank, etc.

6.3.2

Power output metering devices shall be allocated in accordance with the Technical Administrative Code of Electric Energy Metering (DL/T 448-2000). Neither auxiliary connection point for disconnecting switch nor voltage compensation appliance in any form shall be installed or connected in the secondary circuit of potential transformer.

6.3.3

Static multifunctional kilowatt-hour meter, the technical performance of which is in compliance with the requirement of the Alternating Current Static Watt-hour Meters for Active Energy(Class 0.2S and 0.5S) (GB/T 17883-1999) and the Multifunctional Electricity Meters (DL/T 614-1997), will be adopted. The kilowatt-hour meter shall have the function of voltage and current recording and storage, shall be equipped with standard communication interface, and available for the data local communication and remote transmission (or through the power energy remote terminal).

The technical performance and management status of the electricity power metering devices, which has already been adopted and used, shall be recognized technically by the electricity energy metering inspection and testing agency recognized by the State metering administration authority and confirmed by the Power Seller and the Power Purchaser. As for those aspects which fail to satisfy the requirements, both Parties shall reach an agreement through consultation to provide the time limit for accomplishing the transformation.

6.3.4

Electricity energy meter, capable of metering the on-grid power output and the power output supplied by the Power Purchaser to the Power Seller respectively, which shall fulfill the requirements of Article 6.3.3 hereof, shall be installed at the Metering Point metering both the on-grid power output and power output supplied by the Power Purchaser to the Power Seller.

6.3.5

Electricity energy metering devices shall be inspected and affixed with a seal or seal stamp or other seal measures by the electricity energy metering inspection and testing agency recognized by the State metering administration authority and confirmed by the Power Seller and the Power Purchaser. Neither Party shall unseal, alter the electricity energy metering devices and its interconnected lines or replace the components of the metering devices without consent of the other Party. In case of any technical transformation required by any Party to this Contract, the transformation plan shall only be implemented upon the consent from the counterparty and with the presence of both Parties to this Contract; and the transformation project shall not be put into usage until the completion acceptance has been completed.

6.4	The Power Seller shall be responsible for the purchase, installation, commissioning, daily management and maintenance of the electric energy metering devices.

6.5	The verification and check of the electric energy metering devices

6.5.1

The defect investigation and periodic verification and check of the electric energy metering devices shall be implemented by the electric energy metering inspection and testing agency recognized by the State metering administration authority and confirmed by the Power Seller and the Power Purchaser, with the presence of both the Power Purchaser and Power Seller; in addition, any costs and expenditures incurred shall be borne by the owner of the electric energy metering devices.

6.5.2

Any Party to this Contract is entitled to require the verification and check, or testing of the electric energy metering devices other than the periodic verification and check at any time, which shall be implemented by the electric energy metering inspection and testing agency recognized by the State metering administration authority and confirmed by the Power Seller and the Power Purchaser. In the event that, after the verification and check, or testing, the deviation is considered to be out of the regulated range, the costs and expenditures incurred shall be borne by the owner of such electricity energy metering devices; in the event that the deviation is considered to be within the regulated range, the costs and expenditure incurred shall be borne by the Party requiring such verification and check.

6.6	Resolution for metering abnormality

In the event that any party to this Contract notices the abnormality or fault of the electric energy metering devices, which affect the metering of the power output, it shall immediately notify the other Party and the electric energy metering inspection and testing agency confirmed by the Power Seller and the Power Purchaser in order to jointly investigate the defect and make such electric energy metering devices restore its normal operation as soon as possible.

Under normal conditions, the settlement for the power output will mainly rely on the data of master meter located on the trade settlement point; in case of abnormal conditions, on the basis of adequate consultation between both Parties, the power output during the period of abnormal conditions shall be determined in light of the information indicated by the voltage and current data in storage.

Chapter VII Power output calculation

7.1

The on-grid power output and the power output supplied by the Power Purchaser to the Power Seller shall be settled on a monthly basis in order to realize the goal of accounting by day, settlement by month and clearance at the end of the year. The power output shall be calculated in accordance with the power output recorded at 8:00 on the 21st day of each month which has already been confirmed by both Parties.

7.2	Reading and Recording of the Data for Power Output Settlement

7.2.1	Under normal conditions, the accounts shall be settled in accordance with the power output data recorded by the meter located on the Metering Point by the Parties to this Contract.

7.3	Power Output Calculation

7.3.1	On-grid Power Output

On-grid power output shall be the accumulated amount of the total power output (reverse Lingjiang Line +forward Chengjiao Line—forward Lingjiang Line) copied from the Metering Point in accordance with Article 6.2 herein, which has been supplied by the power generator units of the Power Plant to the Power Purchaser.

Any wear and tear of the interconnecting transformer of the Power Plant due to the penetration power of the Power Purchaser shall be borne by the Power Purchaser.

7.3.2	Power Output Supplied by the Power Purchaser to the Power Seller

Power output supplied by the Power Purchaser to the Power Seller means the power output supplied by the Power Purchaser to the Power Seller during the startup and testing period of the Power Plant or the complete outage of the power generator units due to the Power Seller’s reasons, which shall be the accumulated account of the reverse power output through the 35KV Line of Set-up Substation of Liyuantan Station.

7.4	The on-grid power output and power output supplied by the Power Purchaser to the Power Seller shall be respectively settled in light of their corresponding power tariff, which shall not be offset.

Chapter VIII Settlement and payment of electricity fees

8.1	Calculation of Electricity Fees

8.1.1	The electricity fees shall be settled in Renminbi.

8.1.2	The electricity fees for the on-grid power output shall be calculated according to the formula set forth below:

Electricity fees = Accumulated Purchased Power Output×the Corresponding On-grid Tariff (including tax)

8.2	Settlement of Electricity Fees

8.2.1

After the meter reading carried out by the Parties to this Contract in accordance with Article 7.2 hereof, the grid dispatching department shall provide the daily check report to the power marketing department for further check, accurately calculate the on-grid power output and electricity fees according to the check result, fill out the Power Output Settlement Statement and Electricity Fees Settlement Statement and settle the electricity fees.

8.3	The Payment of the Electricity Fees for the Power Output Supplied by the Power Purchaser to the Power Seller

Before the promulgation of relevant national regulations, the electricity fees for the power output supplied by the Power Purchaser to the Power Plant which is calculated in light of Article 7.3.2 hereof, shall be calculated in accordance with the average power sale tariff of the grid enterprise, the payment of which shall be made by the Power Plant within the subsequent month.

8.4	Form of Payment

Any amount payable by any Party to this Contract (“Paying Party”) to the other Party to this Contract (“Receiving Party”) in accordance with this Contract shall be directly remitted to the bank account of the Receiving Party as provided in this Contract. In case of any receipt of the written notice for the alteration of account opening bank or the bank account of the Receiving Party, the Paying Party shall remit the amount payable to the altered bank account.

The bank account indicated in the Special Invoice for Value-added Tax issued by the Receiving Party shall be the same as the bank account provided in this Contract or the altered account by written notice.

8.5	Materials and Records

The Parties to this Contract agree to keep the original materials and records respectively so as to facilitate the reasonable checking of the statements and records or the examination of the accuracy of calculations in accordance with this Contract.

Chapter IX Liability for breach of contract

9.1

Any breach of the terms and conditions of this Contract shall be considered as the breach of this Contract, the non-defaulting party shall be entitled to require the defaulting party to compensate its economic losses arising from the breach of contract.

9.2	Besides the provisions stipulated in other chapters hereof, the liabilities for beach of contract which shall be assumed by the Power Purchaser shall also include:

9.3	The loss of the power generator units or equipments of the Power Plant owned by the Power Seller due to the Power Purchaser’s Reason shall be borne by the Power Purchaser.

9.4	Besides the provisions stipulated in other chapters hereof, the liabilities for breach of contract which shall be borne by the Power Seller shall also include:

9.5

The loss incurred by the Power Purchaser, the customer of the power supplied by the Power Purchaser or other persons due to the reasons of the power generator units, other equipments or facilities of the Power Plant owned by the Power Seller, shall be borne by the Power Seller.

9.6

In the event that the Power Seller supplies its generated power directly to the customers, which breaches the regulations of Article 3.2.3 hereof, such power supply shall be considered as the breach of contract. In the event that the Power Seller takes the power for the office usage outside the plant area, employee life and other non-power-generation business, etc. without any consent as the power used for the power generation operation, this kind of action, which shall be deemed as the breach of contract, shall be rectified immediately; the electricity fees for the power supply produced before the completion of the rectification work shall be calculated on the basis of the nature of the power customers confirmed in accordance with the Regulation on Supply and Utilization of Electricity and the corresponding power tariff, which shall be deducted from the electricity fees payable by the Power Purchaser to the Power Seller; in addition, the on-grid plan of the peak time contract for the period, during which the generated power is directly supplied to the customers by the Power Seller, shall be deducted by the equivalent power output. In the event that the Power Seller fails to correct its breach and continues its defaults, the Power Purchaser shall resend to the Power Seller the notice concerning the rectification within the prescribed time as the warning; and if the Power Seller still fails to rectify its breach, the Power Purchaser is entitled to disconnect the Power Seller from its grid, all the consequences and losses of which shall be borne by the Power Seller. In addition, the Power Purchaser is entitled to refuse the payment of the on-grid electricity fees to the Power Seller before the completion of the compensation of the losses caused by the Power Seller.

9.7

The change of the electric lines connection, the movement, alteration and operation of the purchase and sale metering devices, grid-connection equipments and other equipments, which has been agreed to be dispatched, used and managed by the Power Seller or the Power Purchaser, shall be deemed as the material breach of contract; in case of any over calculation caused by the aforesaid breaches, besides the return of the balance of the electricity fees, the liquidated damages in the amount equivalent to three (3) times of such balance shall be paid by the Power Seller. In the event that the defaulting period could not be identified, 180 days shall be considered as the basis for the calculation of the balance of the power output and electricity fees. In case of any other loss incurred by the Power Purchaser, such loss shall be borne by the Power Seller.

9.8

In the event of a breach committed by any Party to this Contract, the non-defaulting Party may notify the defaulting Party to cease the breach and serve a written notice regarding the breach correction and payment of liquidated damages set out in this Contract as soon as possible to the defaulting Party. The defaulting Party shall take measures to correct its breach immediately, confirm the breach in accordance with this Contract and make payment of the liquidated damages or compensate the non-defaulting Party.

9.9

Before the expiration date stipulated in this Contract, in case of any express representation or implication indicated through actions taken by any Party to this Contract for the non-performance of this Contract, the other Party to this Contract is entitled to require such Party to assume relevant liabilities for breach of contract.

Chapter X Effectiveness and term

10.1

This Contract, which is deemed as the main contract between the Power Purchaser and the Power Seller with the Grid Connection and Dispatching Agreement as the collateral contract, shall be deemed to be concluded upon the signing of the legal representatives or authorized representative and being affixed with their respective official stamps of the Parties to this Contract, and become effective upon the date of effectiveness stipulated in this Contract.

10.2

The valid term of this Contract shall be from May 17, 2010 to May 17, 2011. Upon the expiration date of this Contract, this Contract may be performed continuously and effectively provided that there is no objection from the Parties to this Contract.

10.3	Within one (1) month before the expiration of this Contract, the Parties to this Contract shall consult with each other in relation to the extension of this Contract.

Chapter XI Applicable law

11.1	The formation, validity, interpretation, performance and dispute resolution of this Contract shall be governed by the laws of PRC.

Chapter XII Amendment, transfer and termination of this contract

12.1	Any modification, amendment or supplement to this Contract shall be conducted in written form.

12.2

The Power Purchaser and Power Seller expressly represent that, without the written consent from the other Party, neither of them has the right to transfer or assign all or part of its rights or obligation as stipulated in this Contract to any third party.

12.3	During the valid term of this Contract, the Parties to this Contract agree to adjust and amend this Contract accordingly if any of the following events occurs:

(1) Any changes to the relevant national laws, regulations, rules and polices;

(2) The promulgation and implementation of relevant rules, measures and regulations, etc. by the State power regulatory authority.

12.4	Termination of this Contract

If any of the following events occurs to any Party to this Contract, the other Party is entitled to terminate this Contract thirty (30) days after the service of the termination notice:

(1) If any Party to this Contract goes bankrupt or liquidated, or the business license or the power business permit of any Party to this Contract or the Power Plant is revoked;

(2)

If any Party to this Contract is merged with the other Party, or all or majority of the assets of any Party to this Contract are transferred to another entity, which cannot assume all obligations of the transferring Party stipulated in this Contract;

(3) If the Grid Connection and Dispatching Agreement entered into between and by the Parties to this Contract is terminated.

Chapter XIII Dispute resolution

13.1

All disputes arising from the performance of this Contact and in connection with this Contract may be resolved through friendly consultation or mediation by the power regulatory authority. In the event that no settlement can be reached through friendly consultation or mediation, any Party to this Contract may submit the dispute to the people’s court.

Chapter XIV Miscellaneous

14.1	Appendix to this Contract

Appendix II: Diagram for the Main Wiring and Metering Points of the Power Plant

The Appendix to this Contract shall constitute the integral part of this Contract, which has the same effect as this Contract.

14.2	Text

The Contract comprises nine (9) pages, and is executed in four (4) counterparts, and each Party to this Contract holds two (2) counterparts.

14.3	The Power Purchaser and the Power Seller have reached the understanding for Article 8.2 hereof as below:

Considering the irregular market and economy order in the current period, the Power Seller understands and agrees that the electricity fees provided in this Contract shall be paid by the Power Purchaser in accordance with the ratio equivalent to the recovery rate of the electricity fees for the sold power of the Power Purchaser.

          The Seller: Sichuan Huabang Hydroelectric Development Co., Ltd.

                    (stamp)

          Legal Representative (or Authorized Representative):

          Contact Person:

          Signing Date: May 17, 2010

          Signing Place:

          The Power Purchaser: Sichuan Cangxi Power Supply Co., Ltd.

                    (seal)

          Legal Representative (or Authorized Representative):

          Contact Person:

          Signing Date: May 17, 2010

          Signing Place:

Appendix: Power Supply Circuit and Property Rights Demarcation Diagram

544 Lingjiao Line (35KV)
Lingjiang Metering Point
(CT: LCZ35-300/5; PT: 35000/100)
The junction point of "T" is the interim demarcation point of property rights
Chengjiao Metering Point
(CT: JDZW35-75/5; PT: 35000/100)
F
F
F
F
F
F
F1
F6
2000KW
2000KW
Liyuantan Power Station

NOTE: 544 Lingjiao Line (35KV); The junction point of "T" is the interim demarcation point of property rights